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PROSPECTUS

Filed pursuant to Rule 424(b)(1)
Registration No. 333-135758

SILICA RESOURCES CORPORATION
a Nevada corporation

3,760,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 3,760,000 shares of the common stock of Silica Resources Corporation that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus for their own account, consisting of:

  an aggregate of 1,880,000 shares of our common stock forming part of a total of 1,880,000 Units issued pursuant to a private placement that was completed in two tranches on March 31, 2006 and June 2, 2006; and

  an aggregate of 1,880,000 shares of our common stock issuable upon the exercise of 1,880,000 non-transferable common stock purchase warrants forming part of the Units.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Accordingly, we have fixed the benchmark offering price by reference to our most recent private offering of our Units, which was effected at $0.05 per Unit. The selling stockholders will sell their common stock at the price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised.

The selling stockholders, and any participating broker-dealers, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" on pages * through 12 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 4, 2006.

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The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.
TABLE OF CONTENTS
Item	Page No.
SUMMARY	4
RISK FACTORS	6
RISKS RELATED TO OUR COMPANY	6
Because we have only recently commenced business operations, we have no history of earnings and no foreseeable earnings, and we may never achieve profitability or pay dividends.	6
We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern	7
If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our Yukon prospect lease without additional financing, of which there is no assurance that we would be able to obtain.	7
Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.	7
We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our property. Even if we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance our prospect lease into commercial production.	7
Our exploration activities may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.	8
Because access to our prospect lease is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.	8
As we undertake exploration of our prospect lease, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.	8
If we do not obtain clear title to our prospect lease, our business may fail.	8
If we are unable to maintain our interest in our Yukon prospect lease, then we will lose our interest in these prospect lease and our business will fail.	9
We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.	9
If we do not find a joint venture participant for the continued development of our prospect lease, we may not be able to advance the exploration work.	9
We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.	9
Because our directors and officers have no experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.	9
Because our management lacks technical training and experience with exploring for, starting and/or operating a mine, there is a higher risk our business will fail.	10
Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.	10
Because of the fiercely competitive nature of the mining industry we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.	10
RISKS RELATED TO OUR COMMON STOCK	10
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	10
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.	11
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.	11
FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	12

DETERMINATION OF OFFERING PRICE	12
DILUTION	12
SELLING STOCKHOLDERS	12
PLAN OF DISTRIBUTION	15
LEGAL PROCEEDINGS	17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
DESCRIPTION OF SECURITIES	20
LEGAL MATTERS	21
INTERESTS OF NAMED EXPERTS AND COUNSEL	21
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	22
ORGANIZATION WITHIN LAST FIVE YEARS	22
DESCRIPTION OF BUSINESS	22
DESCRIPTION OF PROPERTIES	29
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	32
EXECUTIVE COMPENSATION	34
FINANCIAL STATEMENTS	36
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	47
WHERE YOU CAN FIND MORE INFORMATION	47
DEALER PROSPECTUS DELIVERY OBLIGATION	47

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SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" or "Silica Resources" refers to Silica Resources Corporation. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to United States dollars unless otherwise indicated.

Our Business

We are an exploration stage mining company engaged in the acquisition and exploration of mineral properties. We own one unpatented lease to prospect a five mile portion of Sydney Creek located approximately one mile downstream of Iron Creek, in the Whitehorse Mining Division of the Yukon Territory, Canada. The prospect lease covers an area of approximately 5 square miles. The property covered by the prospect lease does not contain any substantiated mineral deposits, but we believe that the property may be prospective for gold and other mineralized material.

Minimal exploration has been carried out on the property that is the subject of our prospect lease. Accordingly, additional exploration is required before any determination can be made as to whether any commercially viable mineral deposit exists on the property. Our plan of operations is to carry out preliminary exploration work on the property in order to ascertain whether more advanced exploration is warranted. We will not be able to determine whether or not the property that is the subject of our prospect lease contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our prospect lease in March of 2006. We have obtained a geological report on the property covered by the prospect lease that recommends a phased exploration program. We have decided to proceed with the first phase of this recommended exploration program. The estimated cost of this exploration program is $20,000. At March 31, 2006, we had cash of $71,697 and working capital of $65,020. Accordingly, we have sufficient funds to enable us to complete the initial phase of our exploration program. We will, however, require additional financing in order to complete the remaining phases of the recommended exploration program. Even if we determine that mineralized material exists on the property, an economic evaluation will have to be completed before we would be in a position to assess whether sufficient mineral reserves exist to justify commercial exploitation of our prospect lease. Our decision to proceed with more advanced exploration and such economic evaluation will be contingent upon the results of our preliminary exploration program, and on our ability to raise additional financing to fund such work. There is no assurance that we will be able to obtain any additional financing.

We have no revenues, have incurred losses since our inception on October 7, 2005, and have relied upon the sale of our securities in unregistered private placement transactions to fund our operations. We will not generate revenues even if our initial exploration program indicates that gold or other mineral material may exist on the property that is the subject of our prospect lease. Accordingly, for the foreseeable future, we will be continue to be dependent on additional financing in order to maintain our operations and continue with our exploration activities. Due to the uncertainty of our ability to meet our financial obligations and to pay our liabilities as they become due, in their report on our financial statements for the period from inception (October 7, 2005) to March 31, 2006, our independent auditors included additional comments indicating concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were incorporated under the laws of Nevada effective October 7, 2005. Our principal offices are located at 1410 Parkway Boulevard, Suite 37B3, Coquitlam, British Columbia, Canada, V3B 3K9. Our telephone number is (604) 715-0887 and our facsimile number is (604) 472-0170.

The Offering
The Issuer:	Silica Resources Corporation.
The Selling Stockholders:

We sold an aggregate of 1,880,000 units (each a "Unit") to the selling stockholders named in this prospectus at a price of $0.05 per Unit in a private placement transaction that was completed in two tranches on March 31, 2006 and June 2, 2006, respectively. Each Unit consists of one share of common stock and one non-transferable common stock purchase warrant (each a "Warrant").

Shares Offered by the Selling Stockholders:

The selling stockholders may from time to time offer for resale up to 3,760,000 shares of our common stock, consisting of:

1.     an aggregate of 1,880,000 shares of our common stock forming part of the Units issued pursuant to the private placement completed in two tranches in March and June, 2006; and

2.     an aggregate of 1,880,000 shares of our common stock issuable upon the exercise of the non-transferable common stock purchase warrants forming part of the Units.

Each Warrant entitles the holder to purchase one additional share of our common stock for a period of two years from the date of issuance of the Warrants at an exercise price of $0.05 per share during the first year and $0.10 per share during the second year.

Offering Price:

The selling stockholders will offer their shares of our common stock at a price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our Units to investors.

Terms of the Offering:	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. Refer to "Plan of Distribution".
Termination of the Offering:	The offering will conclude when all of the 3,926,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:

We will not receive any proceeds from this offering, although we will receive funds from the exercise of Warrants held by the selling stockholders, if they are in fact exercised. We will cover the expenses associated with the registration of this offering which we estimate to be approximately $23,520.

No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 4,966,000 shares of our common stock issued and outstanding as at July 12, 2006. All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the period from inception (October 7, 2005) to March 31, 2006, together with the notes to our financial statements and the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation":

Balance Sheets

March 31, 2006
(Audited) _________________
Cash	$71,697
Total Assets	$71,697
Total Liabilities	$6,677
Total Stockholders' Equity (Deficit)	$65,020

Statements of Operations
From inception (October 7, 2005) to March 31, 2006
(Audited) _________________
Revenue	$ -
Operating Expenses	$12,280
Net Loss	$12,280

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our company

Because we have only recently commenced business operations, we have no history of earnings and no foreseeable earnings, and we may never achieve profitability or pay dividends.

We were incorporated on October 7, 2005, and to date have been involved primarily in organizational activities, evaluating resource projects and acquiring our prospect lease. Therefore, our ability to operate our business successfully remains untested. If we are successful in developing the property, we anticipate that we will retain future earnings and other cash resources for the future operation and development of our business as appropriate. We do not currently anticipate declaring or paying any cash dividends in the foreseeable future. Payment of any future dividends is solely at the discretion of our board of directors, which will take into account many factors including our operating results, financial conditions and anticipated cash needs. For these reasons, we may never achieve profitability or pay dividends.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern

We have incurred a net loss of $12,280 for the period from October 7, 2005 (inception) to March 31, 2006, and have no revenues to date. At March 31, 2006, we had cash of $71,697 and working capital of $65,020, which are not sufficient to maintain our administrative costs, to complete all of the phases of the exploration program recommended by our consulting geologist, and to meet our planned business objectives. Management recognizes that we will need to generate additional financial resources in order to meet our planned business objectives. There can be no assurances that we will continue to obtain additional financial resources and/or achieve profitability or positive cash flows. If we are unable to obtain adequate additional financing, we will be required to curtail operations and exploration activities. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the period from inception to March 31, 2006. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our Yukon prospect lease without additional financing, of which there is no assurance that we would be able to obtain.

We are proceeding with the initial phase of the exploration program on the property covered by our Yukon prospect lease. The exploration program includes a budget of estimated costs. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the Yukon winter mining season, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of the property covered by our prospect lease, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on the property. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or other minerals on the property. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations, the inability to obtain suitable or adequate machinery, equipment or labour, and other risks involved in mineral exploration, often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan. In addition, any determination that the property contains commercially recoverable quantities of ore may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economically viable. There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that the property can be commercially developed.

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our property. Even if we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance our prospect lease into commercial production.

The property that is the subject of our prospect lease does not contain any known bodies of ore. Our business plan calls for significant expenditures in connection with the exploration of the property. We believe that we have sufficient funds to enable us to complete the initial phase of the exploration program on the property, as recommended by our consulting geologist, which is estimated to cost approximately $20,000. We will, however, require additional financing in order to complete the remaining phases of the exploration program, and to conduct the economic evaluation that would be necessary for us to assess whether sufficient mineral reserves exist to justify commercial exploitation of our prospect lease. We currently are in the exploration stage and have no revenue from operations. We currently do not have any arrangements in place for additional financing, and we may not be able to obtain financing on terms that are acceptable to us, or at all. If we are unable to obtain additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of the property. Further, if we are able to establish that development of the property is commercially viable, our inability to raise additional financing at this stage would result in our inability to place the property into production and recover our investment.

Our exploration activities may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

Our long-term success depends on our ability to establish commercially recoverable quantities of ore on the property that is the subject of our prospect lease. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if it is unable to identify commercially exploitable mineral reserves. The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover or acquire any mineralized material in sufficient quantities on any of our properties to justify commercial operations. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of ore on the property.

Because access to our prospect lease is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Access to the property that is the subject of our prospect lease is restricted to the period between November extending into April of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the property are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. This may cause our business venture to fail and the loss of your entire investment in our common stock.

As we undertake exploration of our prospect lease, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations of the Yukon Territory as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not obtain clear title to our prospect lease, our business may fail.

While we have obtained a geological report with respect to the property covered by our prospect lease, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. The property has not been surveyed and therefore, the precise location and boundaries of the property may be in doubt. We will likely complete a survey on the property as part of the our proposed first phase exploration work program. If the survey results are defective we will lose all right and title to the ground now covered by the prospect lease. If we are unable to obtain clear title you may lose your entire investment in our common stock.

If we are unable to maintain our interest in our Yukon prospect lease, then we will lose our interest in these prospect lease and our business will fail.

We own an unpatented prospect lease which constitutes a disposition of land granted under the Placer Mining Act (Yukon Territory, Canada). The prospect lease cannot be mined but can be staked into claim, if it is kept in good standing. It is issued for one year and can be renewed twice. Accordingly, the lease may be held for a maximum of three years. Testing work must be performed and filed pursuant a prospecting program meeting certain minimal requirements under the Placer Mining Act no later than the anniversary date of the lease in each year. The prospecting program must involve at least $1,000 of work per mile, or $5,000 in total for the property covered by our prospect lease, on an annual basis. Our first work expenditure commitment of $5,000 must be incurred no later than March 15, 2007. If we fail to meet these requirements on a timely basis, our prospect lease will lapse and we will be prevented from staking a lease covering the same ground for one year. Accordingly, you could lose all or part of your investment in our common stock.

We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

Any mining operations that we may undertake in the future will be subject to risks normally encountered in the mining business. Mining for gold and other valuable minerals is generally subject to a number of risks and hazards including environmental hazards, industrial accidents, labour disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. At the present we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. Such costs could potentially exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in our common stock.

If we do not find a joint venture participant for the continued development of our prospect lease, we may not be able to advance the exploration work.

If the initial results of our mineral exploration program are successful, we may try to enter into a joint venture agreement with a third party for the further exploration and possible production of the property covered by our prospect lease. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a third party. A prospective joint venture participant could have a limited ability to enter into joint venture agreements with junior exploration companies, and will seek the junior exploration companies who have the properties that it deems to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the prospect lease to the joint venture participant. If we are unable to enter into a joint venture agreement with a third party, we may fail and you will lose your entire investment in our common stock.

We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.

Our success depends to a certain degree upon certain key members of the management. These individuals are a significant factor in our growth and success. The loss of the service of members of the management could have a material adverse effect on us. In particular, our success is highly dependant upon the efforts of our President and Chief Executive Officer, our Secretary, Treasurer and Chief Financial Officer and our directors, the loss of whose services would have a material adverse effect on our success and development.

Because our directors and officers have no experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Our directors and officers have no experience in mineral exploration and do not have formal training as geologists or in the technical aspects of management of a mineral exploration company. As a result of this inexperience there is a higher risk of our being unable to complete our business plan for the exploration of our prospect lease. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry out planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in our common stock.

Because our management lacks technical training and experience with exploring for, starting and/or operating a mine, there is a higher risk our business will fail.

Our management lacks technical training and experience with exploring for, starting and/or operating a mine. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches which mineral exploration companies commonly use. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officers are each spending only approximately 10% of their business time on providing management services to us. While both of our officers presently possess adequate time to attend to our interests, it is possible that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because of the fiercely competitive nature of the mining industry we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Risks related to our common stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 37.86% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our common stock will be subject to the "Penny Stock" Rules of the Securities and Exchange Commission (the "SEC"), which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on the OTC Bulletin Board of the National Association of Securities Dealers Inc. (the "NASD"), which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities will be subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules", investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the "penny stock" rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and other valuable minerals, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled "selling stockholders" and "Plan of Distribution". We will however incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Accordingly, we have fixed the benchmark offering price by reference to our most recent private offering of our Units, which was effected at $0.05 per Unit. The selling stockholders will sell their common stock at the price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 3,760,000 shares of common stock covered by this prospectus, consisting of: (a) 1,880,000 shares of our common stock forming part of a total of 1,880,000 Units issued pursuant to a private placement that was completed in two tranches in March and June 2006; and (b) 1,880,000 shares of our common stock issuable upon the exercise of 1,880,000 non-transferable common stock purchase warrants forming part of the Units. We completed the offering of the Units in offshore transactions pursuant to Rule 903 of Regulation S under the Securities Act.

The following table provides, as of July 12, 2006, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

    the number of shares owned by each selling stockholder prior to this offering;

    the total number of shares that are to be offered by each selling stockholder;

    the total number of shares that will be owned by each selling stockholder upon completion of the offering; and

    the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.
Name of Selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
1. First Tranche Completed on March 31, 2006(3)
Justin Adams	80,000	80,000	-0-	-0-
James Anderson	80,000	80,000	-0-	-0-
Cody Berg	80,000	80,000	-0-	-0-
Melanie Bolderson	80,000	80,000	-0-	-0-
Amanda Bonetti	80,000	80,000	-0-	-0-
Daniel Charles	80,000	80,000	-0-	-0-
Christine Cho	80,000	80,000	-0-	-0-
Jay Foran	80,000	80,000	-0-	-0-
J. Thomas Foran	80,000	80,000	-0-	-0-
Kristina Girardi	80,000	80,000	-0-	-0-
Jessica Hatch	80,000	80,000	-0-	-0-
Matt Healing	80,000	80,000	-0-	-0-
Clayton Heuring	80,000	80,000	-0-	-0-

Name of Selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Tessa Jackson	80,000	80,000	-0-	-0-
Ian Jamieson	80,000	80,000	-0-	-0-
Bradley T. Kingshott	80,000	80,000	-0-	-0-
Geoff Lenahan	80,000	80,000	-0-	-0-
J. Michelle Leoenko	80,000	80,000	-0-	-0-
Teryn LePard	80,000	80,000	-0-	-0-
John A. Lopez	80,000	80,000	-0-	-0-
Colin MacDonald	80,000	80,000	-0-	-0-
Jill McDougall	80,000	80,000	-0-	-0-
Tara McNeill	80,000	80,000	-0-	-0-
Jason Michaud	80,000	80,000	-0-	-0-
Ross Naka	80,000	80,000	-0-	-0-
Kimberley Nelson	80,000	80,000	-0-	-0-
Micheal Parragh	80,000	80,000	-0-	-0-
Travis Pavle	80,000	80,000	-0-	-0-
Kevin Roberts	80,000	80,000	-0-	-0-
James Sanders	80,000	80,000	-0-	-0-
Mikel Schmidt	80,000	80,000	-0-	-0-
Mathieu Sitaya	80,000	80,000	-0-	-0-
Roderick Jonathon Thomson	80,000	80,000	-0-	-0-
Donald Truelove	80,000	80,000	-0-	-0-
Ryan Ward	80,000	80,000	-0-	-0-
Tim Whitehead	80,000	80,000	-0-	-0-
Mandy Woods	80,000	80,000	-0-	-0-
2. Second Tranche Completed on June 2, 2006(4)
Marco Redavid	400,000	400,000	-0-	-0-

Name of Selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
William Noon	400,000	400,000	-0-	-0-

  Based on 4,966,000 shares of our common stock issued and outstanding as of July 12, 2006.

  Beneficial ownership calculation under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

  We issued a total of 1,560,000 units at a price of $0.05 per unit upon the completion of the first tranche of our private placement offering on March 31, 2006. Each unit consisted of one share of common stock and one non-transferable common stock purchase warrant. Each selling stockholder who purchased units on March 31, 2006 received a total of 40,000 shares of common stock and an equivalent number of warrants. Each warrant is immediately exercisable and entitles the holder to acquire one additional share of common stock for a period of two years at an exercise price of $0.05 per share during the first year and $0.10 per share during the second year. Accordingly, the 80,000 shares being offered by each selling stockholder who purchased Units in the first tranche of the private placement include 40,000 shares of common stock underlying the selling stockholder's warrants. Two of our directors each purchased 40,000 units in the first tranche of our private placement but are not among the selling stockholders who are offering their common stock for resale pursuant to this prospectus.

  We issued a total of 400,000 units at a price of $0.05 per unit upon the completion of the second tranche of our private placement offering on June 2, 2006. Each unit consisted of one share of common stock and one non-transferable common stock purchase warrant. Each selling stockholder who purchased units on June 2, 2006 received a total of 200,000 shares of common stock and an equivalent number of warrants. The 400,000 shares being offered by each selling stockholder who purchased Units in the second tranche of the private placement include 200,000 shares of common stock underlying the selling stockholder's warrants.

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling stockholder or as to the number of common shares that will be held by a selling stockholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of Silica Resources in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The selling stockholders will sell their shares at an offering price of $0.05 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling stockholders to the public may be:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling stockholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivative;

    in transactions to cover short sales;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $23,520, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of July 12, 2006 are as follows:

Directors
Name of director	Age
Jamie Oei	29
Robert Skelly	51
Lee Borschowa	34
Karl Gruber	33

Executive Officers
Name of executive officer	Age	Office
Jamie Oei	29	President, Chief Executive Officer and Principal Executive Officer
Robert Skelly	51	Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Jamie Oei has served since inception of our company as President, Chief Executive Officer, Principal Executive Officer and a director. He also serves as a member of our Audit Committee. He currently devotes 10% of his time as a director and officer of our company. In addition, Mr. Oei is the head basketball coach at Douglas College, which has two campuses located in New Westminster and Coquitlam, British Columbia, Canada. Prior to Mr. Oei's engagement by Douglas College in April 2005, Mr. Oei was employed as the manager of the restaurant and bar at the Westwood Plateau Golf and Country Club, Coquitlam, British Columbia, from 2002 to 2004. He was the head coach of the Sallen Basketball Team in Uppsala, Sweden from September 2001 to June 2002, and the head basketball coach at Langara College in Vancouver, British Columbia, from July 1999 to December 2000. Mr. Oei is not a director or officer of any other U.S. reporting company.

Robert Skelly has served since April 19, 2006 as our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director. He currently devotes 10% of his time to the company. Mr. Skelly is President of R.B. Skelly Sales, a sales and marketing company based in Vancouver, Canada. Mr. Skelly founded that company in 1989 and continues to run it. Previous to that Mr. Skelly was Vice-President of Dominion Industries, a private automotive parts manufacturing company based in Toronto, Ontario, for five years. While at Dominion Industries, Mr. Skelly was responsible for sales and marketing, and for accounting. While in Toronto, Mr. Skelly attended the University of Toronto and obtained a business degree. From 1976 to 1981 Mr. Skelly was employed by Canada Packers Inc. in Winnipeg, Manitoba, as the Management Accountant. Canada Packers, was the largest meat packing and processing company in Canada until 1991 when it merged with Maple Leaf Mills Limited to form Maple Leaf Foods Inc. Mr. Skelly also attended the British Columbia Institute of Technology and graduated with an undergraduate degree in sales and marketing. Mr. Skelly is not a director or officer of any other U.S. reporting company.

Lee Borschowa has served since April 19, 2006 as a director of our company and is a member of our Audit Committee. He currently devotes 1% of his time as a director of our company. Mr. Borschowa is Vice President of West Karma Inc., a private real estate investment company located in Vancouver, British Columbia. Prior to assuming his position at West Karma Inc. in April 2006, Mr. Borschowa worked for approximately two years as a Land Banking Consultant for Walton International Group Inc. Walton International focuses on the purchase of undeveloped land strategically located within and in proximity to, major North American cities, a concept known as "land banking." Walton International currently manages over 22,000 acres of land in Calgary and Edmonton, Alberta, the greater Golden Horseshoe area of Ontario and the greater Phoenix area of Arizona. Mr. Borschowa's responsibilities at Walton International include marketing and selling land under management by Walton International, as well as working with private investors who have invested in Walton International and their financial planners. Mr. Borschowa also has sales and marketing experience with other large firms, including time with Rothmans, Benson & Hedges Inc. between 2003 and 2004. He also worked with Coca-Cola Bottling Ltd. between 1998 and 2000. Mr. Borschowa owned and managed The Stone House Bar and Grill restaurant located in downtown Vancouver, British Columbia, from 2000 to 2003. Mr. Borschowa is not a director or officer of any other U.S. reporting company.

Karl Gruber has served since April 19, 2006 as a director of our company and is a member of our Audit Committee. He currently devotes 1% of his time as a director of our company. Since the fall of 2003, Mr. Gruber has been working as a private mining consultant in Whitehorse, Yukon Territory. During this period, he has worked as consultant in charge of exploration for several private exploration-stage companies, which include Lunaco Limited, Takhini Gas, and Daulton Gold Limited. From 2001 to 2003 he was employed in Portland Oregon as computer specialist working for Aluminet, a branch of NEC. From 1999 to 2001 he worked for Orasis, a telecom company in Portland where he was employed as a software integration engineer responsible for the software laboratory. From 1997 to 1999 Mr. Gruber worked for Frazer Telecom in Whitehorse, Yukon Territory, as a network installation specialist. Mr. Gruber is not a director or officer of any other U.S. reporting company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above. Jamie Oei, our President, Chief Executive Officer, Principal Executive Officer and a director, currently spends 10% of his time on the company's business. Robert Skelly, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, currently spends 10% of his time on the company's business.

Committees of the Board Of Directors

We presently have an Audit Committee comprised of Messrs. Oei, Borschowa and Gruber. We presently do not have a compensation committee, a nominating committee, an executive committee of our Board of Directors, stock plan committee or any other committees. However, our Board of Directors is considering establishing various committees during the current fiscal year.

Family Relationships

There are no family relationships among our directors or officers.

Conflicts of Interest

We do not have any procedures in place to address conflicts of interest that may arise between our business and our directors' other business activities. We are not aware of any existing conflicts between us and our directors' other business activities.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

    being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 12, 2006 by: (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and (iv) our officers and directors as a group. Each shareholder listed possess sole voting and investment power with respect to the shares shown.
Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner(1)	Percentage of class(2)
Common Stock	Jamie Oei	3,000,000	60.41%
Common Stock	Robert Skelly	80,000(3)	1.60%
Common Stock	Lee Borschowa	80,000(3)	1.60%
Common Stock	Karl Gruber	6,000	0.12%
Common Stock	All executive officers and directors as a group (one person)	3,166,000	62.25%

  Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

  Based on 4,966,000 shares of our common stock issued and outstanding as of July 12, 2006.

  Includes 40,000 shares of common stock underlying 40,000 common stock purchase warrants issued pursuant to the first tranche of our private placement of units that closed on March 31, 2006. Each unit was offered and sold at a price of $0.05, and consisted of one share of common stock and one non-transferable common stock purchase warrant. Each warrant is immediately exercisable and entitles the holder to acquire one additional share of common stock for a period of two years at an exercise price of $0.05 per share during the first year and $0.10 per share during the second year.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of July 12, 2006, there were 4,966,000 shares of our common stock issued and outstanding held by 42 shareholders of record.

Common Stock

Registered holders of our common stock are entitled to exercise one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are 1,960,000 warrants outstanding.

We issued a total of 1,560,000 units at a price of $0.05 per unit upon the completion of the first tranche of a private placement offering on March 31, 2006. Each unit consisted of one share of common stock and one non-transferable common stock purchase warrant. Each warrant is immediately exercisable and entitles the holder to acquire one additional share of common stock until 5:00 p.m. (Vancouver time) on March 31, 2008 at an exercise price of $0.05 per share until March 31, 2007 and $0.10 per share thereafter.

We issued a total of 400,000 units at a price of $0.05 per unit upon the completion of the second tranche of our private placement offering on June 2, 2006. Each unit consisted of one share of common stock and one non-transferable common stock purchase warrant. Each warrant is immediately exercisable and entitles the holder to acquire one additional share of common stock until 5:00 p.m. (Vancouver time) on June 2, 2008 at an exercise price of $0.05 per share until June 2, 2007 and $0.10 per share thereafter.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters' rights in connection with such an acquisition. These provisions could have the effect of delaying or preventing a change in control of our company.

LEGAL MATTERS

Lang Michener LLP, Lawyers - Patent and Trade Mark Agents, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

The geological report for the mineral property was prepared by Laurence Stephenson, P. Eng. and is included in reliance upon such report given upon the authority of Mr. Stephenson as a professional geologist and engineer.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on October 7, 2005 under the laws of the State of Nevada. On the date of our incorporation we appointed Jamie Oei, as our President, Secretary, Treasurer and a director. On April 19, 2006, Messrs. Borschowa and Gruber were appointed as directors of our company and Mr. Skelly was appointed as Secretary, Treasurer and a director.

DESCRIPTION OF BUSINESS

OVERVIEW

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own an unpatented lease to prospect a five mile portion of Sydney Creek located approximately one mile downstream of Iron Creek, in the Whitehorse Mining Division of the Yukon Territory, Canada. The prospect lease covers an area of approximately 5 square miles. The prospect lease cannot be mined but can be eventually staked into claim, if it is kept in good standing.

The property covered by our prospect lease does not contain any substantiated mineral deposits or reserves of minerals. Minimal exploration has been carried out on the property. Accordingly, additional exploration of the property is required before any determination as to whether any commercially viable mineral deposit may exist. Our plan of operations is to carry out preliminary exploration work on the property in order to ascertain whether our prospect lease warrants advanced exploration to determine whether they possess commercially exploitable deposits of gold. We will not be able to determine whether or not the property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our prospect lease in March of 2006. We have obtained a geological report on the underlying property that has recommended an exploration program. We have determined to proceed with the first phase of this recommended exploration program. The estimated cost of this exploration program is $20,000. At March 31, 2006, we had cash of $71,697 and working capital of $65,020. Accordingly, we have sufficient funds to enable us to complete this initial phase of our exploration program. We will, however, require additional financing in order to complete full exploration of the property to determine whether sufficient mineralized material, if any, exists to justify staking the prospect lease into claim with the view to facilitating eventual mining and production. Even if we determine that a mineral deposit exists on the property, an economic evaluation must be completed before the economic viability of commercial exploitation of the property could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

EXPLORATION STAGE COMPANY

We are considered an exploration or exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on the property covered by the prospect lease, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the property, and there is no assurance that we will discover one.

ACQUISITION OF OUR YUKON PROSPECT LEASE

On March 15, 2006, we entered into a Placer Lease Acquisition Agreement with Karl Gruber whereby we purchased our 100% interest in a lease to prospect a five mile portion of Sydney Creek located approximately one mile downstream of Iron Creek, in the Whitehorse Mining Division of the Yukon Territory. We obtained a geological report on the property prepared by Laurence Stephenson, P. Eng., in May 2006.

The prospect lease constitutes a disposition of land granted under the Placer Mining Act (Yukon Territory, Canada). The prospect lease cannot be mined but can be staked into claim if it is kept in good standing.

A prospect lease such as ours that is located along a creek typically covers a portion of the creek valley measured along the general direction thereof. The lease must conform to a base line established by official survey. The base line is located along the general direction of the central bottom lands of the valley, but not necessarily in the center of the valley. The base line is generally situated in a manner that ensures that all creek locations include the full width of the creek. Legal posts must be placed in the ground at both ends of the prospect lease, and a line must be well cut out (using hand methods only) between the posts.

The length of the prospect lease is measured along the base line. The end boundaries pass through the two end points at right angles to the base line and extend a maximum of 304.8 metres (1000 feet) on each side of the base line. Thus the side boundaries of the prospect lease are made parallel to, and 304.8 meters (1000 feet) from, the base line.

Our Ownership Interest in the Yukon Prospect Lease

We own title to the placer lease. The total area of the prospect lease is approximately 5 square miles.

The prospect lease has the following legal description:

Placer lease located in the following portions of Sydney Creek in the Whitehorse Mining Division of the Yukon Territory
Post 1 GPS Reading 60 48 17.7 x 133 09 21.0
Post 2 approximately 1 mile downstream of Iron Creek on the baseline of Sydney Creek
Post 1 5 miles downstream from Post 2
Post 2 GPS Reading 60 50 42.3 x 133 16 45.4

Property Description and Location of Our Prospect Lease

The property that is the subject of our prospect lease is located 28 miles west of Carcross in the Yukon Territory and approximately 62 miles east southeast of Whitehorse, the capital, in southwestern Yukon Terrritory. The property is located 10 miles from the Canol Highway (Highway #6), 26 miles from the junction at north of Teslin along the Alaskan Highway. Skagway, Alaska is located by road 26 miles to the west.

To date we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

Access, Climate, and Physiography, Local Resources and Infrastructure of Our Prospect Lease

The prospect lease lies below the confluence of Sydney and Iron Creeks, tributaries of Nisutlin River which flows into Lake Teslin, just off the Alaskan Highway, in the Yukon Coastal Mountain ranges. The area can be accessed by two wheel drive vehicle from Whitehorse via the Alaskan Highway and is 10 miles off the Canol Highway (Highway #6). Whitehorse, the capital of the Yukon Territory, is a fully-serviced community of approximately15,000 people and with rail and air transport and major power transmission. Local access to the prospect lease is gained from a system of old bush roads off the Canol Highway.

The property that is the subject of our prospect lease is located in an area that is part of the Yukon Plateau of the Canadian Cordillera with subdued rounded mountains with broad rolling upland inter-stream areas between north-northwesterly trending ranges which constitute the north-westward extension of the Cassiar Mountains into Alaska. In the area of the Nisutlin River valley, the elevations range from the 2500 feet to above 6000 feet and in that area of the prospect lease the elevation is just below 3000 feet. The Nisutlin River is navigable from Teslin Lake to Sidney Creek.

Lower slopes are forested and mantled by glacial drift and colluvium, reflecting the various phases of continental and alpine glaciation although local cliffs and creek canyons afford good rock exposure. (Colluvium refers to loose bodies of sediment that has been deposited or built up at the bottom of a low grade slope or against a barrier on that slope, transported by gravity.)

The vegetation is typical of the interior Yukon Plateau with a mix of fir trees with alder, willow and cottonwood on old trails and poorly drained areas. Climate is dramatically changed with long, cold winters and warmer summers.

All the population centres in the area totalling almost 15,000 people are within a one to two hour drive of the project and provide all amenities including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Construction and placer equipment companies are present in communities nearby while assay facilities are located in Whitehorse.

A small scale map showing the location and access to our prospect lease is presented below:

Yukon Territory
Area: 478,034 sq. km.
Population: 25,000
Capital: Whitehorse
BEAUFORT SEA
TUKTOYAKTUK
STOKES POINT
Inuvik
Old Crow
ALASKA
N.W.T.
DEMPSTER HIGHWAY
YUKON
YUKON
Dawson
KLONDIKE HIGHWAY
Biss
Mayo
RIVER
Macmillan Pass
NORTH CANOL
Faro
Carmacks
ROBERT CAMPBELL HWY.
Ross River
Tungsten
ALASKA HIGHWAY
Whitehorse
SOUTH CANOL
Placer Property
Haines Junction
Johnsons Crossing
Carcross
Teslin
Watson Lake
SKAGWAY
Atlin
HAINES
Cassiar
CASSIAR HWY
B.C.
EDMONTON
CALGARY
VANCOUVER
N
ALASKA
YUKON
NORTHWEST TERRITORIES
GREENLAND
U.S.A
MEXICO

SILICA RESOURCES LTD.

Report On the SIDNEY IRON CREEK PLACER PROPERTY

Figure 1 - Location Map

Scale Kilometres 0 100 200

Date: May 2006

PROFESSIONAL ENGINEER PROVINCE OF BRITISH COLUMBIA L. G. STEPHENSON #27420

Prior Exploration

The Sidney-Iron Creek placer deposits were discovered in 1905 and work was conducted thereon intermittently until the mid 1930's. In the 1950's a professional geologist conducted examinations of the placers at the junction of the Sidney and Iron Creeks and reported on a test program of the placers in 1981 and in December of 1987.

No full scale or systematic exploration of the placers has been undertaken. Little surface mapping or sampling has been completed on the property that is the subject of our prospect lease. None of the prior exploration on the property has been completed by us, other than the preparation of a geological report.

We obtained a geological report on our prospect lease prepared by Laurence Stephenson, P.Eng., in May 2006. This report was based on information on our prospect lease included in the public domain, geologic maps, from recently released geological survey data and from Mr. Stephenson's geological experience in the area. Mr. Stephenson outlined a phased exploration program on our prospect lease. We have determined to proceed with this phased exploration program as outlined below under "Our Planned Exploration Program".

Present Condition and Current State of Exploration

Our prospect lease presently does not have any mineral reserves. The property that is the subject of our lease is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property.

Geology of Our Prospect Lease

The area's bedrock geology is summarized as being part of the Coastal range of the Western Cordillera with younger Palaeozoic and Mesozoic stratified rocks to the southwest, including the area of the claims and a broad terrain of early Palaeozoic and Proterozoic rocks of the eastern part of the Cordillera to the northeast. The northwesterly trending fold axes of the stratified rocks are intruded by Cretaceous felsic and Permian- Jurassic mafic bodies.

Glaciation in the area consisted of several different episodes and included both continental and alpine types. The most recent continental ice sheets moved in a westerly to southwesterly direction and are antedated by alpine glaciation and prior continental glaciation. The peneplanation which is reflected in the rounded mountainous terrain tops, was due to the continental ice sheets while the sharp cirque and U-shaped valleys and residual lakes and gravel terraces were shaped by the latter alpine glacial reconcentration of the ancient detritus into the present day features.

Placer deposits occur as a result of the scouring of the rock by the glaciation, deposition of the debris and subsequent winnowing by their melt waters into active valley stream channels or old stream channels. Since this is an ongoing process that has occurred throughout the geological time scale, there are older "tertiary" channels that were deposited. Repetition of the alluvial process has had occasion to concentrate and/or re-distribute these older channels into new auriferous high grade "Eldorados".

Regional Geochemical

Regionally the area is anomalous in gold values as evidenced by the minor workings along the Sidney and Iron Creeks but no systematic surveying of the area by government can be identified as useful to the definition of concentrations of placer deposits.

OUR PLANNED EXPLORATION PROGRAM

Mr. Stephenson's geological report recommends a phased exploration work program on the prospect lease that will include reconnaissance geomorphology to assess the amount of placer material involved and a detailed placer pit testing program.

A budget of $20,000 is estimated for phase one and it is expected to take approximately three weeks to complete. We expect to commence this phase of the exploration program in September of 2006 depending on the availability of personal and equipment. To date, we have spent no exploration expenditures on the property, other than amounts spent in completing geological reports on our prospect lease.

The components of the budget for phase one of the work program are as follows:
Phase One	Budgeted Expense
Geologist Geomorphology (5 days @ $500/day)	$ 2,500
Geological technicians (2) (5 days @ $250/day)	2,500
Equipment rental (bulldozer, backhoe, processing plant vehicles, pumps for test pits @ $4000/day)	8,000
Fuel, Food, Field Supplies	2,500
Analysis - concentrate	200
Mobilizing equipment to site	1,000
Supervising report analysis	1,500
Contingency	1,800 _______________
Phase One Total:	$ 20,000 =============

Our Board of Directors will make a determination whether to proceed with further exploration work upon completion of phase one. In completing this determination we will assess whether the results of phase one are sufficiently positive to enable us to obtain any additional financing that we will then require. This analysis will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment.

It is presently expected that phase two of the exploration program will cover detailed geological mapping and sampling of the area. Phase three will involve permitting for full-scale mining operations. The components of the budget for the second and third phases of the exploration work program are as follows:
Phase Two	Budgeted Expense
Mapping alluvium	$ 5,000
Drill site preparation including permitting	2,500
Drilling 200 meters (reverse circulation/water well drilling)	20,000
Bulk sample testing	26,500
Supervising report analysis	1,500
Contingency	5,000 _______________
Phase Two Total:	$ 60,000 =============

Phase Three	Budgeted Expense
Permitting	$ 10,000
Initial preparation and equipment surety	55,000
Reporting and supervision	5,000 _______________
Phase Three Total:	$ 70,000 =============

Our Board of Directors will make a determination whether to proceed with the third phase of the recommended work program only upon completion of phase two. In completing this determination we will make an assessment as to whether the results are sufficiently positive to enable us to obtain the additional financing that would be necessary for us to proceed.

We have not chosen anyone specific to conduct exploration work on the property. We intend to choose a geologist recognized in the Yukon Territory who has had experience working in the regional area of the property.

COMPLIANCE WITH GOVERNMENT REGULATION

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Yukon Territory. The term of our prospect lease is one year and it can be renewed twice. Accordingly, the lease may be held for a maximum of three years. Testing work must be performed and filed pursuant a prospecting program meeting certain minimal requirements under the Placer Mining Act no later than the anniversary date of the lease in each year. The prospecting program must involve at least $1,000 of work per mile, or $5,000 in total for the property covered by our prospect lease, on an annual basis. Our first work expenditure commitment of $5,000 must be incurred no later than March 15, 2007.

Any testing work undertaken on our prospect lease must be conducted in a manner that minimizes disruption to the environment, and must comply with applicable legislation including the Waters Act (Yukon Territory). Mining and preparing the ground for mining are not permitted on prospect leases.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. The amount of these costs is not known at this time as we do not know the size, quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position.

COMPETITION

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

EMPLOYEES

As of the date of this prospectus we have no significant employees other than the officers and directors described above under "Directors, Executive Officers, Promoters and Control Persons". We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the mineral property in order to carry our plan of operations.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have not incurred any research or development expenditures since our incorporation.

SUBSIDIARIES

We do not have any subsidiaries.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time we are not required to provide annual or quarterly reports to security holders. We plan to register our common stock under the Exchange Act concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online. In addition, our stockholders and the general public will be able to view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings.

DESCRIPTION OF PROPERTIES

Our executive offices are located at Suite 1410 Parkway Boulevard, Suite 37B3, Coquitlam, British Columbia, Canada, V3B 3K9. Mr. Oei, our President, Chief Executive Officer, Principal Executive Officer and a director, currently provides this space to us free of charge. This space may not be available to us free of charge in the future.

We also have an unpatented prospect lease located in the Whitehorse Mining Division of the Yukon Territory, as described above under "Description of Business".

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of our prospect lease:

    Register our shares for resale by our selling stockholders and then obtain a trading symbol to trade our shares over the OTC Bulletin Board. Our first milestone is to complete the registration of our shares for resale by the selling stockholders named in this prospectus, effect registration of our common stock as a class under the Exchange Act concurrently with the effectiveness the registration statement of which this prospectus forms a part., and then obtain a trading symbol to facilitate quotation of our shares on the OTC Bulletin Board. We began this process on June 2, 2006, upon closing of our subscriptions. We plan to apply to the NASD for a trading symbol to begin trading our shares on the OTC Bulletin Board once our common stock has been registered as a class under the Exchange Act. The remaining costs are expected to be less than $10,000 to complete this milestone. The nature of these costs are audit, legal, transfer agent fees and SEC registration costs.

    We plan to conduct phase one of our recommended exploration program on our prospect lease. Phase one will consist of reconnaissance geomorphology to assess the amount of placer material involved and a detailed placer pit testing program to define targets for further work, and is estimated to cost approximately $20,000. We expect to commence this first phase of our exploration program in September of 2006 depending on the availability of personnel and equipment. Phase one is expected to take approximately three weeks to complete.

    If warranted by the results of phase one, we intend to proceed with a further phase of a recommended exploration program. At present we are not aware what such further phase will cost. We anticipate that we will have to raise additional funding in order to conduct any such phase two work program.

    We anticipate spending approximately $1,000 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $12,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, annual prospect lease fees and general office expenses.

As at March 31, 2006, we had cash reserves of $71,697 and working capital of $65,020. We anticipate that our cash and working capital will be sufficient to enable us to complete phase one of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next 12 months. However, our ability to complete phase two of the recommended work program will be subject to us obtaining additional financing as these expenditures will exceed our cash reserves.

During the 12 month period following the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund phase two of our exploration program. In the absence of such financing, we will not be able to continue exploration of our prospect lease and our business plan will fail. Even if we are successful in obtaining equity financing to fund phase two our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our prospect lease following the completion of phase two. If we do not continue to obtain additional financing, we will be forced to abandon our prospect lease and our plan of operations will fail.

We may consider entering into a joint venture arrangement to provide the required funding to develop the prospect lease. We have not undertaken any efforts to locate a joint venture participant for the prospect lease. Even if we determined to pursue a joint venture participant, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our prospect lease. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our prospect lease to the joint venture participant.

RESULTS OF OPERATIONS

In the following discussions references to 2005 are to the period from inception to March 31, 2006.

Revenues

We have had no operating revenues since our inception on October 7, 2005 to March 31, 2006. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative Expenses

Our general and administrative expenses for 2005 are summarized below:

General and administrative expenses	Period Ended March 31, 2006
Legal	$3,912

General and administrative expenses	Period Ended March 31, 2006
Mineral Property Costs	300
Office Expenses	2,368
Professional Fees	5,700
Total general and administrative expenses	$12,280

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $71,697 and working capital of $65,020 at March 31, 2006.

Plan of Operations

We estimate that our total expenditures over the next twelve months will be approximately $42,000, as outlined above under the heading "Plan of Operations". We anticipate that our cash and working capital will be sufficient to enable us to complete phase one of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next 12 months. However, our ability to complete phase two of the recommended work program will be subject to us obtaining adequate financing as these expenditures will exceed our cash reserves. We anticipate that our cash and working capital will be sufficient to enable us to sustain our operations for the next twelve months, provided that we do not complete phase two during this period. If we determine to proceed with phase two during the next twelve months, then we will require additional financing.

Cash Used in Operating Activities

Cash used in operating activities was $5,303 for 2005. We anticipate that cash used in operating activities will increase in 2006 as discussed under "Plan of Operations".

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock. From our inception, on October 7, 2005, to March 31, 2006, we have raised a total of $101,000 from private offerings of our securities.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the prospect lease and our venture will fail.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

    any of our directors or officers;

    any person proposed as a nominee for election as a director;

    any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

    any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Shares by Jamie Oei

Jamie Oei, our President, Chief Executive Officer, Principal Executive Officer and a director, acquired 3,000,000 shares of our common stock at a price of $0.001 per share. Mr. Oei paid a total purchase price of $3,000 for these shares on December 31, 2005.

Issuance of Shares to Karl Gruber

On March 15, 2006, we issued 6,000 shares of our common stock at a deemed price of $0.05 per share to Karl Gruber, a director of our company, pursuant to a Placer Lease Acquisition Agreement.

Purchase of Units by Robert Skelly and Lee Borschowa

Robert Skelly and Lee Borschowa, two of our directors, each acquired 40,000 units at a price of $0.05 per unit upon the completion of the first tranche of our private placement offering of units on March 31, 2006. Each unit consists of one share and one warrant entitling the subscriber to purchase an additional share for two years. Mr. Skelly and Mr. Borschowa each paid a total purchase price of $2,000 for their repsective units.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration of our common stock as a class under the Exchange Act, which we anticipate will occur concurrently with the effectiveness the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement we had 42 registered shareholders.

Rule 144 Shares

None of our issued and outstanding shares of common stock are presently available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

    1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately 21,965 shares as of the date of this prospectus; or

    the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k) a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Jamie Oei, our President, Chief Executive Officer, Principal Executive Officer and a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Oei will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Robert Skelly, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Skelly will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Lee Borschowa, a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Borschowa will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Karl Gruber, a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Gruber will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus none of the present shareholders of our common stock may sell their shares to the public in accordance with Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

    we would not be able to pay our debts as they become due in the usual course of business; or

    our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception, on October 7, 2005, until March 31, 2006.
Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/SARS (#)	LTIP payouts ($)
Jamie Oei President, Chief Executive Officer and Principal Executive Officer	Incorp. to March 31, 2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Robert Skelly Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer	Incorp. to March 31, 2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil

EMPLOYMENT AGREEMENTS

Currently, we do not have an employment or consultant agreement with either of Messrs. Oei or Skelly. Currently, we do not pay any salary to Messrs. Oei or Skelly.

COMPENSATION OF DIRECTORS

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

STOCK OPTION GRANTS

We have not granted any stock options to any of our directors and officers since inception.

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

None of our directors or officers have exercised any stock options since inception.

OUTSTANDING STOCK OPTIONS

None of our directors or officers hold any options to purchase any shares of our common stock.

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FINANCIAL STATEMENTS

The following consolidated financial statements of Silica Resources listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Audited financial statements from the period from inception (October 7, 2005) to March 31, 2006, including:

  Report of Independent Registered Public Accounting Firm

  Balance Sheet

  Statement of Operations

  Statement of Cash Flows

  Statement of Stockholders' Equity

  Notes to the Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Silica Resources Corporation:

We have audited the accompanying balance sheet of Silica Resources Corp. (a development stage company) ("Company") as of March 31, 2006 and the statements of operations, stockholders' deficit and cash flows for the period from October 7, 2005 (inception) through March 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2006 and the results of its operations and its cash flows and the changes in stockholders' deficit for the period from October 7, 2005 (inception) through March 31, 2006 in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"Dale Matheson Carr-Hilton LaBonte"

CHARTERED ACCOUNTANTS

Vancouver, Canada
May 31, 2006

Silica Resources Corporation
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)

March 31,
2006
ASSETS

CURRENT ASSETS
Cash	$ 71,697

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 6,677

Going concern contingency (Note 1)

STOCKHOLDERS' EQUITY
Capital stock (Note 4)
Authorized:
100,000,000 common shares, $0.001 par value,
Issued and outstanding:
4,526,000 common shares	4,526
Additional paid in capital	74,774
Common stock subscription receivable	(2,000)
Deficit accumulated during the exploration stage	(12,280)
65,020

$ 71,697

The accompanying notes are an integral part of these financial statements

Silica Resources Corporation
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)

October 7, 2005 (Date of Inception) to March 31, 2006

Operating Expenses
Legal	$ 3,912
Mineral property costs (Note 3)	300
Office expenses	2,368
Professional fees	5,700

Net loss	$ 12,280

Basic and diluted loss per share	$ 0.01

Weighted average number of shares outstanding	1,169,261

The accompanying notes are an integral part of these financial statements

Silica Resources Corporation
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

October 7, 2005 (Inception) to March 31, 2006

Operating Activities
Net loss	$ (12,280)
Item not requiring use of cash
Mineral property costs	300
Change in non-cash working capital balance related to operations
Accounts payable and accrued liabilities	6,677

Net cash used in operations	(5,303)

Financing Activities
Proceeds on sale of common stock	77,000

Net cash from financing activities	77,000

Increase in cash	71,697

Cash, beginning	-

Cash, ending	$ 71,697

Supplemental cash flow information:
Cash paid for:
Interest	$ -

Income taxes	$ -

The accompanying notes are an integral part of these financial statements

Silica Resources Corporation
(An Exploration Stage Company)
Statement of Stockholders' Equity
From October 7, 2005 (Date of Inception) to March 31, 2006
(Expressed in U.S. dollars)

			Additional	Common	Deficit Accumulated During the
	Common Shares		Paid-in	Share	Exploration
	Number	Par Value	Capital	Subscription	Stage	Total

Balance, October 7, 2005,	-	$ -	$ -	$ -	$ -	$ -
Capital stock issued for cash: - February 2006 at $0.001 per share	3,000,000	3,000	-	-	-	3,000
- February 2006 at $0.05 per share	1,200,000	1,200	58,800	-	-	60,000
- March 2006 at $0.05 per share	320,000	320	15,680	-	-	16,000
Capital stock issued for mineral property: - March 15, 2006 at $0.05 per share (Note 3)	6,000	6	294	-	-	300
Capital stock subscription	-	-	-	(2,000)	-	(2,000)
Net loss	-	-	-	-	(12,280)	(12,280)

Balance, March 31, 2006	4,526,000	$ 4,526	$ 74,774	$ (2,000)	$ (12,280)	$ 65,020

The accompanying notes are an integral part of these financial statements

Silica Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
March 31, 2006

Note 1     Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on October 7, 2005, and is in the exploration stage. The Company has acquired a mineral property located in the Yukon Territory, Canada and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of costs incurred for acquisition and exploration of the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds from the sale thereof.

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of $12,280 as at March 31, 2006 and further losses are anticipated in the development of its business raising doubt about the Company's ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, and ultimately generating profitable operations in the future. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from directors and or private placement of common stock.

Note 2     Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company year-end is March 31.

Development Stage Company

The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7 as it is devoting substantially all of its efforts to establish a new business and planned principal operations have not commenced.

Mineral Property

Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. To date the Company has not established any proven or probable reserves on its mineral property. The Company has adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations" which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. As at March 31, 2006, any potential costs relating to the retirement of the Company's mineral property interest has not yet been determined.

Note 2     Summary of Significant Accounting Policies - (cont'd)

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with SFAS No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non monetary assets and liabilities are recorded at the exchange rates prevailing at the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Financial Instruments

In accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The carrying values of cash, accounts payable approximate their fair values due to the short-term maturity of these instruments.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to plan of action based on the then known facts.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to SFAS No. 109 "Accounting for Income Taxes". Under the liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Note 2     Summary of Significant Accounting Policies - (cont'd)

Loss per Share

The Company computes loss per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all potentially dilutive common shares outstanding during the period including stock options and warrants, using the treasury method, and preferred stock, using the if-converted method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Stock-based Compensation

The Company has adopted the requirements of SFAS No. 123R for the period ending on March 31, 2006. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments and the amortization method for compensation cost. As at March 31, 2006, the Company has not granted any stock options and, therefore has not recognized any stock based compensation expense.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

Note 2     Summary of Significant Accounting Policies - (cont'd)

Recent Accounting Pronouncements- (cont'd)

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  This adoption of this statement is not expected to have a significant effect on the Company's future reported financial position or results of operations.

Note 3     Mineral Property

Sydney Creek

By placer leases acquisition agreement ("Agreement") dated March 15, 2006, the Company acquired a 100% undivided right, title and interest in and to a lease of the mineral property, known as "Sydney Creek Property", located in the Whitehorse Mining District of the Yukon Territory, Canada by the issuance of 6,000 common shares of the Company's capital stock at $0.05 per share for total proceeds of $300 to an unrelated party ("Vendor"). The term of the lease is one year, renewable for two additional periods of one year each, if the Company incurred the qualifying property expenditures required under the lease (See Note 6).

Note 4     Capital Stock

The total number of common shares authorized that may be issued by the Company is 100,000,000 shares with a par value $0.001 per share; no other class of shares are authorized.

During fiscal 2006, the Company issued 3,000,000 shares of common stock to the founding officer and director pursuant to a stock subscription agreement for total proceeds of $3,000.During fiscal 2006, the Company issued 1,520,000 units to shareholders for total proceeds of $74,000. Each unit consists of one common share and one share purchase warrant exercisable to purchase an additional common share at a price of $0.05 for the first year of the exercise period, and an exercise price of $0.10 per warrant during the final year for a period of two years from the date of issuance.

The Company issued 6,000 shares of its common stock at $0.05 per share for a total value of $300 for a mineral property (Refer Note 3).

As at March 31, 2006 $2,000 share subscription receivables were outstanding. The amount receivable was paid in full subsequent to March 31, 2006. At March 31, 2006, there were no outstanding stock options.

Note 5     Income Taxes

The significant components of the Company's statutory and effective tax rate and deferred tax assets are as follows:

 2006

Net loss

$ (12,280)

Statutory tax rate

15.0%

Effective tax rate

-

Deferred tax asset

1,842

Valuation allowance

(1,842)

Net deferred tax asset

$ -

There were no temporary differences between the Company's tax and financial bases that result in deferred tax assets, except for the Company's net operating loss carryforwards amounting to $12,280 at March 31, 2006, which may be available to reduce future year's taxable income. These carryforwards will expire, if not utilized, commencing in 2026.  Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company's limited operating history and continuing losses.  Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

Note 6      Commitment

Pursuant to the Agreement (Note 3), the Company is required to furnish evidence, supported by a sworn Affidavit, that they have incurred $5,000 in prospecting operations related to the Sydney Creek Property during the year the Agreement is effective.  If the evidence is not furnished before the termination year of March 15, 2007, the Company is not entitled to a renewal of the lease, to a grant of any placer mining claims staked within the location of the lease, or to make an application for consent to assign, transfer or sublet any rights described in the Agreement.

Note 7       Subsequent Event

During June 2006, the Company issued 400,000 common shares at $0.05 each to a non-related party for proceeds of $20,000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders.  We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act.  Upon our common stock becoming registered under the Exchange Act we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters.  Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus.  This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation.  Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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